Exhibit 10.1
Personal and Confidential
January 15, 2008
Mr. Robert K Wiberg
Dear Bob:
As a follow up to our continuing discussions, we are pleased to extend to you a new letter of employment that not only restates your current position and benefits, including change-in-control protection, but also removes the non-compete restrictions in your current employment agreement.

Current Title:	Executive Vice President and Senior Managing Director

Effective Date:	January 6, 2008

Currently Reports To:	President and Chief Executive Officer

Date of Hire:	June 18, 1984

Base Salary:	$270,000

Performance Reviews:	Annually in the 1st Quarter — evaluation standards will be consistent with other company officers and center on previously communicated goals for you, including your regional and national responsibilities.

Benefits:	Medical, dental and vision insurance per Brandywine’s group plans; 401K plan; Executive Deferred Compensation Plan; Long Term Disability coverage; four (4) weeks vacation; Life Insurance; Death or Disability Benefit in an amount equal to the change of control payment (see below).

Change-In-control:	Bob, we are pleased to extend to you the attached Change-In-Control and Severance Protection Agreement which keeps in place for you protection in the event of a change-in-control. The agreement carries a multiple of 2.0. Bob, the purpose of this letter of employment is to further bring all Brandywine senior officers under a similar employment arrangement. In this respect this letter agreement, which becomes effective on January 6, 2008, hereby supersedes your current Employment Agreement dated November 1, 2005, and that former agreement is now terminated.

Bob, we further acknowledge and agree that between the date of this letter and January 5, 2009, that if you are terminated without cause, then you will fully vest in the 6,900 restricted shares that you were awarded at the merger.

At-Will Employment:	Subject to any specific exceptions above, your employment is on an at-will basis, which allows Brandywine or you to terminate your employment at any time, for any reason. Neither this letter, nor any other written or verbal communication, is intended to create a contract, and your employment is not intended to be for any specific duration. If the Company terminates you, then you will be entitled to severance payments consistent with the Company’s past practices for comparable employees, and as part of that process you will be credited with tenure with the Company using the Date of Hire above.

Confidential Information:	You acknowledge that, as an employee of Brandywine, you will acquire information about certain matters which are confidential and which information is the exclusive property of Brandywine, including, but not necessarily limited to: (a) information concerning strategic planning, market research, and operations; (b) information concerning pricing, marketing and sales policies, methods, techniques and concepts, in respect of products and services provided or to be provided by Brandywine; (c) names and addresses, course of dealing with and preferences of customers and tenants of Brandywine; and (d) names and addresses of suppliers and prices charged by suppliers. Accordingly, you undertake to treat confidentially all information and agree not to disclose it to any third party either during your employment, except as may be necessary to perform your duties, or after termination of your employment, for any reason, except with the written permission of Brandywine.

Non-Solicitation:	You agree that for one year after your employment with Brandywine ends, you will not (1) solicit, directly or indirectly, for purposes of competing with Brandywine, any customer or tenant with which Brandywine shall have dealt or any prospective customer or tenant that Brandywine shall have identified and solicited at any time during your employment; or (2) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by Brandywine as an employee, consultant, agent or director, nor will you influence such person to modify or curtail his or her relationship with Brandywine.
Bob, we are delighted to offer you this employment arrangement and change-in-control protection. We have much to achieve together and as a company, and I look forward to working with you to help meet those goals. If you have any questions in the meantime, please do not hesitate to contact me.
Best personal regards,

Gerard H. Sweeney
President & Chief Executive Officer

Robert K. Wiberg               Date
** This form is being filed pursuant to a compensation arrangement.